Exhibit 10.1
SETTLEMENT AGREEMENT
          This agreement (“Settlement Agreement”) is made and entered into as of the 11th day of June 2009, by and between Horizon Lines, Inc., Horizon Lines, LLC, Horizon Logistics Holdings, LLC, Horizon Logistics, LLC and Horizon Lines of Puerto Rico, Inc. (collectively, “Horizon Defendants”) and the Named Plaintiff Class Representatives (as defined herein), both individually and on behalf of the Settlement Class (as defined herein), (collectively, “the Parties”) to resolve claims asserted by a class against the Released Defendants (as defined herein) in the matter entitled In re Puerto Rican Cabotage Antitrust Litigation, MDL 1960 (the “Class Action”), pending in the United States District Court for the District of Puerto Rico;
          WHEREAS, the Settlement Class has alleged violations of law including, but not limited to, a combination and conspiracy among all of the companies and individuals who are named as Defendants in the Class Action to raise, fix, and maintain the prices of Puerto Rican Cabotage (as defined herein);
          WHEREAS, the Horizon Defendants deny the substantive allegations of the Class Action and have asserted and would continue to assert a number of defenses to the claims asserted by the Settlement Class;
          WHEREAS, the Settlement Class and the Horizon Defendants agree that this Settlement Agreement shall not be deemed or construed to be an admission or evidence of the truth of any of the claims or allegations asserted in the Class Action;
          WHEREAS, the Horizon Defendants have made confidential, material information available to Interim Co-Lead Counsel for the Class with respect to the amount of commerce of their Puerto Rican Cabotage at issue in the Class Action and their market share with respect to such services;

          WHEREAS, the Horizon Defendants have agreed to cooperate with Named Plaintiff Class Representatives and the Settlement Class and, as the first to settle, the Horizon Defendants’ cooperation will save the Settlement Class substantial burden and expense of litigation;
          WHEREAS, a material consideration of Named Plaintiff Class Representatives in entering into this Settlement Agreement is their desire promptly to obtain cooperation from the Released Defendants;
          WHEREAS, Interim Co-Lead Counsel for the Class, on behalf of the Settlement Class, have agreed to enter into this Settlement Agreement in reliance on (1) information provided by the Horizon Defendants, including, but not limited to, information regarding the Horizon Defendants’ financial condition; and (2) the value of promised cooperation to be provided by the Horizon Defendants to Named Plaintiff Class Representatives and the Settlement Class;
          WHEREAS, arm’s-length settlement negotiations have taken place between Interim Co-Lead Counsel for the Class and counsel for the Horizon Defendants, and this Settlement Agreement, including its exhibits, which embodies all of the terms and conditions of the Settlement between the Settlement Class and the Horizon Defendants, has been reached, subject to preliminary and Final Approval by the Court (as defined herein), as provided herein;
          WHEREAS, Interim Co-Lead Counsel for the Class have concluded, after due investigation and careful consideration of the relevant circumstances, including the claims asserted in the Second Amended Consolidated Class Action Complaint filed in MDL 1960, the legal and factual defenses thereto, the applicable law, the ongoing investigation by the United States Department of Justice, and the financial condition of the Horizon Defendants and their ability to pay any judgment that might be entered against them in this Class Action, that it would be in the best interests of the Settlement Class to enter into this Settlement Agreement in order to avoid the uncertainties of litigation and to assure that the benefits reflected herein are obtained for the Settlement Class and, further, that Interim Co-Lead Counsel for the Class consider the Settlement to be fair, reasonable and adequate and in the best interests of the Named Plaintiff Class Representatives and the Settlement Class;
          WHEREAS, the Named Plaintiff Class Representatives shall continue to litigate the Class Action against the remaining Defendants who are not Released Defendants pursuant to this Settlement Agreement; and
          WHEREAS, the Horizon Defendants have concluded, despite their belief that they have good defenses to the claims asserted, that they will enter into this Settlement Agreement to avoid the further expense, inconvenience and burden of litigation, and the distraction and diversion of their personnel and resources, and thereby put to rest this controversy and avoid the risks and uncertainty inherent in complex litigation;
          NOW, THEREFORE, it is agreed by and among the undersigned, on behalf of the Horizon Defendants and the Settlement Class, that the claims asserted by the Settlement Class be settled, compromised and dismissed on the merits and with prejudice as to the Released Defendants, subject to the approval of the Court, on the following terms and conditions:
          1. Settlement Class Certification. Subject to Court approval, the following Settlement Class shall be certified for settlement purposes only as to the Horizon Defendants:
All persons (excluding governmental entities, Defendants, co-conspirators, and the present and former parents, predecessors, subsidiaries and affiliates of the foregoing) who purchased Puerto Rican Cabotage directly from any of the Defendants or their co-conspirators, or any present or former parent, subsidiary or affiliate thereof, at any time during the period from at least May 1, 2002, until April 17, 2008.

The Named Plaintiff Class Representatives are members of the Settlement Class.
          2. Definitions. The following terms shall have the following meanings for purposes of this Settlement Agreement:
     2.1 “Antitrust Laws” for purposes of this Settlement Agreement, means any and all federal, state, local, or foreign antitrust, unfair competition, unfair practices, trade practices, consumer protection, fraud protection, price discrimination, unitary pricing, RICO, or similar laws, including without limitation, the Sherman Act, 15 U.S.C. §1 et seq., and the antitrust law of Puerto Rico, P.R. Laws Ann. tit. 10 § 258.
     2.2 “Co-Lead Class Counsel” or “Interim Co-Lead Counsel for the Class” means those Plaintiffs’ attorneys appointed by the Court’s December 12, 2008, Pretrial Order as Plaintiffs’ Interim Lead Class Counsel.
     2.3 “Class Member” means any person falling within the definition of the Settlement Class defined in paragraph 1 hereof that has not timely and validly excluded itself from the Settlement Class pursuant to the notice and exclusion procedure approved by the Court.
     2.4 “Court” means the United States District Court for the District of Puerto Rico.
     2.5 “Defendants” means the Defendants in the Class Action, including Horizon Lines, Inc., Horizon Lines, LLC, Horizon Logistics Holdings, LLC, Horizon Logistics, LLC, Horizon Lines of Puerto Rico, Inc., Gabriel Serra, R. Kevin Gill, Gregory Glova, Sea Star Line, LLC, Peter Baci, Alexander G. Chisholm, Crowley Maritime Corporation, Crowley Liner Services, Inc., Trailer Bridge, Inc., Saltchuk Resources, Inc. and Leonard Shapiro.
     2.6 “Depository Bank” means the financial institution at which the Escrow Account is established, or its successor.
     2.7 “Effective Date” means the first date upon which all of the following three conditions have been satisfied:
a.	The Settlement has received Final Approval by the Court pursuant to Rule 23 of the Federal Rules of Civil Procedure;

b.	Entry has been made, as provided in paragraph 6 hereof, of an order and final judgment substantially in the form of Exhibit A hereto; and

c.	Either (i) the time to appeal, or to seek permission to appeal, the Court’s approval of the Settlement as described in subparagraph (a) and entry of an order and final judgment as described in subparagraph (b) has expired with no appeal having been taken or permission to appeal having been sought; or (ii) such approval and final judgment have been affirmed in their entirety by the court of last resort to which any appeal has been taken or petition for review has been presented, and such affirmance has become no longer subject to the possibility of further appeal or review.

     2.8 “Escrow Account” means the escrow account established pursuant to the Escrow Agreement.
     2.9 “Escrow Agent” means the escrow agent under the Escrow Agreement.
     2.10 “Escrow Agreement” means the escrow agreement substantially in the form attached as Exhibit B hereto.
     2.11 “Escrow Funds” means the funds in the Escrow Account.
     2.12 “Excluded Members” means all members of the Settlement Class who have requested to be excluded from the Settlement Class.
     2.13 “Final Approval by the Court” means entry of an order by the Court at the conclusion of the Settlement Hearing (as defined herein) finding that the Settlement is fair, reasonable and adequate under Rule 23 of the Federal Rules of Civil Procedure.
     2.14 “Horizon Defendants” means Horizon Lines, Inc., Horizon Lines, LLC, Horizon Logistics Holdings, LLC, Horizon Logistics, LLC and Horizon Lines of Puerto Rico, Inc.
     2.15 “Horizon Settlement Fund” means the payment made by the Horizon Defendants pursuant to paragraphs 7(a) and 10 hereof and any interest earned or accrued on such payment after payment is made.
     2.16 “Net Settlement Fund” means the amount remaining in the Horizon Settlement Fund for distribution to authorized claimant Class Members after the payment of reasonable notice expenses, taxes and tax-related expenses, bank escrow charges, settlement administration expenses, and such attorneys’ fees and litigation expenses as may be awarded by the Court to Class Counsel.
     2.17 “Named Plaintiff Class Representative” means any individual or entity named as a Plaintiff in the Second Amended Consolidated Class Action Complaint filed in MDL 1960.
     2.18 “Puerto Rican Cabotage” means shipping services provided in the noncontiguous ocean trade between the continental United States and Puerto Rico.
     2.19 “Released Claims” shall have the meaning set forth in paragraph 17 hereof.
     2.20 “Released Defendants” means the Horizon Defendants, Gabriel Serra, R. Kevin Gill and Gregory Glova.
     2.21 “Released Parties” means the Horizon Defendants; present and former direct and indirect parents, subsidiaries, divisions, affiliates or associates (as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934) of the Horizon Defendants; Gabriel Serra, R. Kevin Gill, Gregory Glova and all other present and former stockholders, officers, directors, members, employees, agents and legal representatives of any of the foregoing entities (with respect to any conduct of any of those entities); and the predecessors, heirs, executors, administrators, successors and assigns of any of the foregoing persons or entities.
     2.22 “Releasing Party” means any Class Member, on its own behalf and on behalf of its present and former officers, directors, stockholders, agents, employees, legal representatives, trustees, parents, associates, affiliates, subsidiaries, partners, heirs, executors, administrators, purchasers, predecessors, successors and assigns.
     2.23 “Settlement” means the settlement set forth herein.
     2.24 “Settlement Amount” means the amount stated in paragraph 7(a) and 10 hereof.
     2.25 “United States” means the fifty states of the United States, the District of Columbia, the Commonwealth of Puerto Rico and any other United States territories.
          3. Efforts to Effectuate the Settlement. Interim Co-Lead Counsel for the Class agree to recommend approval of the Settlement to the Court. Interim Co-Lead Counsel for the Class and counsel for the Horizon Defendants agree to employ all reasonable efforts to effectuate the terms of this Settlement Agreement, including the taking of all steps contemplated by this Settlement Agreement, and any other related steps that may be necessary or appropriate.
          4. Motion for Preliminary Approval. As soon as possible, and in no event later than twenty (20) business days after execution of this Settlement Agreement, Interim Co-Lead Counsel for the Class shall submit to the Court a motion for preliminary approval of the Settlement and for a stay of all proceedings in the Class Action against the Released Defendants, except as otherwise provided herein, until such time as the Court has considered the Settlement and, in the event the Court preliminarily and finally approves the Settlement, the Effective Date occurs. The motion shall include: (1) the proposed form of order and final judgment substantially in the form attached as Exhibit A hereto; (2) the proposed form of mailed notice to the Class substantially in the form attached as Exhibit C hereto; (3) the proposed form of order preliminarily approving the Settlement and staying all proceedings against the Released Defendants substantially in the form attached as Exhibit D hereto; (4) the proposed form of summary notice to the Class substantially in the form attached as Exhibit E hereto; and (5) the proposed form of order regarding the plan of distribution in the form attached as Exhibit F. The Parties hereto shall request that a decision be made promptly on the papers or that a hearing on the motion for preliminary approval of the Settlement and stay be held at the earliest date available to the Court.
          5. Notice to Settlement Class. In the event that the Court preliminarily approves the Settlement, Interim Co-Lead Counsel for the Class shall, in accordance with Rule 23 of the Federal Rules of Civil Procedure and the Court’s order preliminarily approving the Settlement, arrange for the publication of the summary notice and for the sending of the mailed notice by first-class mail to all members of the Settlement Class who have been identified by reasonable means and efforts, which mailed notice shall, among other things, inform the recipient of preliminary approval of the proposed Settlement and the date of the hearing scheduled by the Court to consider the fairness, adequacy and reasonableness of the Settlement (the “Settlement Hearing”). Interim Co-Lead Counsel for the Class, with approval of the Horizon Defendants’ counsel, may withdraw monies from the Escrow Funds in a reasonable amount for the purposes of such notice. In no event shall the Horizon Defendants be responsible for giving notice of the Settlement to members of the Settlement Class, or for the expense of such notice.
          6. Proposed Order and Final Judgment. At the Settlement Hearing, the parties to the Settlement shall jointly submit to the Court, and request entry of, an order and final judgment substantially in the form attached hereto as Exhibit A:
a.	finally approving the Settlement as being a fair, reasonable and adequate settlement under Rule 23 of the Federal Rules of Civil Procedure;

b.	directing that the Class Action be dismissed with prejudice as to the Released Defendants and, except as provided for herein, without costs to any Party;

c.	discharging and releasing the Released Parties from all Released Claims;

d.	reserving continuing and exclusive jurisdiction over the Settlement and its administration; and

e.	determining pursuant to Fed. R. Civ. P. 54(b) that there is no just reason for delay and directing that the judgment of dismissal of the Class Action as to the Released Defendants shall be final and appealable.
          7. Consideration. Subject to the provisions hereof, and in full, complete and final settlement of the claims of the Class Members with respect to Released Defendants as provided herein, it is agreed as follows:
a.	The Horizon Defendants agree to pay the amount of $20,000,000 (the “Settlement Amount”) as set forth below in Paragraph 10.

b.	Any Class Member who is a party to a Transportation Service Agreement with Horizon Lines, LLC for Puerto Rican Cabotage (“Contract”) as of the Effective Date of this Settlement Agreement shall have the option to elect, in lieu of receiving a cash payment from the Horizon Settlement Fund, a freeze of its then-existing contract “base rates” for a period of two years (“Base-Rate Freeze”). If elected, the Base-Rate Freeze shall remain in effect for a period of two years commencing on the date of expiration of the Contract in effect on the Effective Date of this Settlement Agreement.
For purposes of example, without in any way limiting the operation of the Base-Rate Freeze as provided herein: Assume that Customer X and Horizon Lines, LLC enter into a one-year Contract for Puerto Rican Cabotage effective June 1, 2009, and the Effective Date of the Settlement Agreement is November 1, 2009. If Customer X elects the “Base-Rate Freeze” option, then it may renew the Contract as of June 1, 2010, for up to two years (i.e., until June 1, 2012) at the same base rates as provided in the Contract in effect on June 1, 2009.
c.	Eligible Class Members shall be required to elect either a pro rata portion of the Net Settlement Fund or the Base-Rate Freeze as part of the claims process. These two options are mutually exclusive. Nothing provided in subparagraph (b) above shall be construed to reduce the Horizon Defendants’ obligation to pay the Settlement Amount.

d.	Class Members who elect the Base-Rate Freeze option shall not be required to renew any Contract with Horizon Lines, LLC. The Base-Rate Freeze shall operate only as a ceiling on the Contract base rates, and Class Members shall remain free to enter into contracts with other carriers or to negotiate lower base rates with Horizon Lines, LLC.

e.	For purposes of the Base-Rate Freeze, the term “base rate” includes the base rate and ancillary charges for terminal handling, port security,

hazardous materials, documentation, and other items included in the bill of lading, but not fuel surcharges or wharfage charges.

f.	Horizon Lines, LLC assesses two fuel surcharges (FSCs), one related to bunker fuel purchased by Horizon Lines, LLC to power its vessels (“BSC”) and one related to payment by Horizon Lines, LLC of fuel surcharges assessed by railroads and/or motor carriers in connection with intermodal shipments (“ISC”). With respect to any Class Member electing the Base-Rate Freeze, during the period of the Base-Rate Freeze applicable to such Class Member, Horizon Lines, LLC will not assess that Class Member a BSC or ISC that is greater than the applicable FSC tariff rates filed by Horizon Lines, LLC with the Surface Transportation Board. Nothing herein shall prevent a Class Member from negotiating a lower BSC or ISC with Horizon Lines, LLC.
          8. Escrow Account. The Escrow Account shall be established at the Depository Bank and administered under the Court’s continuing supervision and control pursuant to the Escrow Agreement.
          9. Qualified Settlement Fund. The Escrow Funds in the Escrow Account are intended by the Parties hereto to constitute and be treated as a “qualified settlement fund” for federal income tax purposes pursuant to I.R.C. § 468B and the regulations promulgated thereunder (including Treas. Reg. §1.468B-1 or any successor regulation) and, to that end, the Parties hereto shall cooperate and not take a position in any filing or before any tax authority that is inconsistent with such treatment. At the request of the Horizon Defendants, a “relation back election” as described in Treas. Reg. §1.468B-1(j) shall be made so as to enable the Escrow Account to be treated as a qualified settlement fund from the earliest date possible, and the Escrow Agent shall take all actions as may be necessary or appropriate to that end. The Escrow Agent shall arrange for the payment from the Escrow Funds of the taxes or estimated taxes on any income earned on the Escrow Funds and tax-related expenses. In the event that federal or state income tax liability is finally assessed against and paid by the Horizon Defendants as a result of any income earned on the funds in the Escrow Account, the Horizon Defendants shall be entitled to reimbursement of such payment from any funds remaining in the Escrow Account, whether or not the Effective Date has occurred. The Horizon Defendants will use reasonable efforts to resist any such assessment or payment.
          10. Payment of the Settlement Amount. The Horizon Defendants shall pay to the Settlement Class a total of $20,000,000 (the “Settlement Amount”), to be transferred by wire to the Escrow Account at the Depository Bank in three cash installments as follows:
a.	$5,000,000 within five (5) business days following execution of this Settlement Agreement and submission of a motion for preliminary approval to the Court;

b.	$5,000,000 within ninety (90) days after preliminary approval of the Settlement Agreement by the Court; and

c.	$10,000,000 within five (5) business days after Final Approval by the Court of this Settlement Agreement, such payment not to await the Effective Date of this Settlement Agreement as defined in paragraph 2.7 hereof.
          11. Termination by Horizon Defendants. The Horizon Defendants may terminate this Settlement Agreement, as set forth below, if they reasonably conclude that the conditions set forth in a separate Opt-Out Contingency Letter that has been signed by Interim Co-Lead Counsel for the Class and counsel for the Horizon Defendants have been met.
a.	Within the later of (i) ten (10) business days after expiration of the time for members of the Settlement Class to request exclusion from the Settlement Class or (ii) any additional Court-ordered deadline by which members of the Settlement Class may request exclusion from the Settlement Class, Interim Co-Lead Counsel for the Class shall serve on counsel for the Horizon Defendants a list of all members of the Settlement

Class who have requested to be excluded from the Settlement Class (“Excluded Members”).

b.	Within ten (10) business days following receipt of the list, the Horizon Defendants shall determine whether they reasonably believe that the conditions set forth in the Opt-Out Contingency Letter have been met. If the Horizon Defendants reasonably conclude that the conditions set forth in the Opt-Out Contingency Letter have been met, they shall notify Interim Co-Lead Counsel for the Class in writing and with an explanation of the basis for that conclusion.

c.	The Horizon Defendants shall have the option to terminate this Settlement Agreement if they reasonably conclude that the conditions set forth in the Opt-Out Contingency Letter have been met, and if they determine to do so, they shall exercise such option by giving notice to Interim Co-Lead Counsel for the Class within ten (10) business days after the notice specified in subparagraph (b) above. If the Horizon Defendants exercise the option in accordance with the foregoing, Interim Co-Lead Counsel for the Class shall cause any Escrow Funds (less reasonable notice expenses, administrator expenses, bank escrow charges, taxes and tax-related expenses paid or incurred) to be returned immediately to the Horizon Defendants. If the option is not exercised in accordance with the foregoing, the option shall be null and void and the Opt-Out Contingency Letter shall be of no further effect.

d.	The Opt-Out Contingency Letter shall be deemed incorporated in this Settlement Agreement, but shall remain confidential unless and until a dispute arises concerning its application or interpretation, except as otherwise required by order of the Court.
          12. All Claims Satisfied by the Horizon Settlement Fund or Base-Rate Freeze. Each Class Member shall look solely to the Horizon Settlement Fund or Base-Rate Freeze for settlement and satisfaction, as provided herein, of all Released Claims as defined in paragraph 17 hereof. Except as provided by order of the Court pursuant to this Settlement Agreement, including an order approving a plan of distribution, no Class Member shall have any interest in the Horizon Settlement Fund or any portion thereof.
          13. All Expenses and Attorneys’ Fees Paid from the Horizon Settlement Fund. The Released Defendants shall not be liable for any attorneys’ fees or expenses of litigation on behalf of the Named Plaintiff Class Representatives and the Settlement Class, or for Settlement-related fees and expenses, including (a) those of any of Plaintiffs’ counsel, experts, consultants, agents and representatives; (b) those incurred in providing notice to the Settlement Class; or (c) those incurred in administering the Settlement or distributing the Net Settlement Fund. All such expenses and fees shall be paid only from the Horizon Settlement Fund. Interim Co-Lead Counsel for the Class intend to submit on behalf of class counsel one or more applications for attorneys’ fees and expenses incurred in litigating this Class Action that seek a total award of attorneys’ fees not in excess of one-third of the Horizon Settlement Fund. The Horizon Defendants shall take no position with respect to any application consistent with the foregoing. Any attorneys’ fees and expenses paid to class counsel from the Horizon Settlement Fund shall be paid only to the extent awarded by the Court and only after the Effective Date has occurred.

In the event of future settlements involving other Defendants, Interim Co-Lead Counsel for the Class reserve the right to submit one or more supplemental applications for attorneys’ fees not in excess of one-third of the value of the non-cash portion of this Settlement.
          14. Attorneys’ Fees and Reimbursement of Expenses and Costs Separate. The procedure for and the allowance or disallowance by the Court of any attorneys’ fees and/or reimbursement of expenses and costs shall be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in this Settlement Agreement. Any order or proceedings relating to the payment of any attorneys’ fees, expenses and costs, or any fee and/or expense application, or any appeal from any order relating thereto, or a reversal or modification thereof shall not operate to terminate or cancel this Settlement Agreement or affect or delay the finality of the judgment approving this Settlement Agreement and the settlement of the Class Action set forth herein.
          15. Distribution of the Horizon Settlement Fund Conditioned Upon Occurrence of the Effective Date. Except as provided herein, no distribution to any Class Member may be made from the Horizon Settlement Fund until after the Effective Date. In the period between preliminary approval of the Settlement Agreement and the distribution of the Net Settlement Fund, disbursements may be made from the Horizon Settlement Fund to pay, as incurred and at the direction of Interim Co-Lead Counsel for the Class and counsel for Horizon Defendants, reasonable expenses of notice, administrator expenses, bank escrow charges, taxes and tax-related expenses paid or incurred. Ultimately, the Net Settlement Fund shall be distributed to authorized claimant Class Members pursuant to a plan of distribution to be approved by the Court. In no event shall the Horizon Defendants have any liability or responsibility with respect to the distribution and administration of the Horizon Settlement Fund including, but not limited to, the expenses of such distribution and administration. After the Effective Date, the Horizon Defendants shall have no further interest in the Horizon Settlement Fund.
          16. Plan of Distribution. Interim Co-lead Counsel for the Class plan to submit to the Court a plan of distribution that will provide for the distribution of the Net Settlement Fund to each Class Member electing to participate in the Horizon Settlement Fund who submits a claim accepted by the settlement administrator in direct proportion to such claimant’s qualified purchases of Puerto Rican cabotage during the Class Period. The plan of distribution will further provide for the disposition of any reserved or residual net settlement funds or net recoveries, pursuant to approval of the Court, for the benefit of the Class or a charitable institution. In any event, after the Effective Date has occurred, no part of the Horizon Settlement Fund or Net Settlement Fund shall revert to the Horizon Defendants. The submission and consideration of the plan of distribution shall be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in this Settlement Agreement. Any order or proceedings relating to the plan of distribution, or any appeal from any order relating thereto, or a reversal or modification thereof shall not operate to terminate or cancel this Settlement Agreement or affect or delay the finality of the judgment approving this Settlement Agreement.
          17. Released Claims. In addition to the effect of any final judgment entered in accordance with this Settlement Agreement, on the Effective Date, the Class Members, as Releasing Parties, release and forever discharge each and all of the Released Parties from all manner of claims, demands, actions, suits, causes of action, counterclaims, affirmative defenses, or rights of set off, damages whenever incurred, liabilities of any nature whatsoever, including costs, expenses, penalties and attorneys’ fees, known or unknown, derivative or direct, suspected or unsuspected, accrued or non-accrued, asserted or unasserted in law or equity (including, without limitation, claims which have been asserted or could have been asserted in the Class Action or any litigation against the Released Parties or any one of them arising out of the matters alleged in the Class Action) that any Releasing Party now has, ever had, or may have had as of the date of this Settlement Agreement (whether or not the Class Member objects to the Settlement and whether or not the Class Member submits a claim seeking to share in the Horizon Settlement Fund or elects the Base-Rate Freeze), whether directly, representatively, derivatively or in any other capacity, based on direct purchases of Puerto Rican Cabotage or relating in any way to the supplying, pricing, or distribution of Puerto Rican Cabotage (hereinafter the “Released Claims”); provided, however, that this release does not release claims set forth in paragraph 19.
          18. Waiver of Release Limitations. To the extent permitted by law, each Class Member shall also be deemed to have expressly waived, released and forever discharged any and all defenses, provisions, rights and benefits that may be available under:
a.	Section 1542 of the California Civil Code, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor;
     and/or,
b.	Any law of any state, the District of Columbia, Commonwealth, territories, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code (each a “Comparable Law”).

With respect to Released Claims, each Class Member hereby: (i) assumes all risks for claims heretofore and hereafter arising, whether known or unknown, suspected or unsuspected, contingent or non-contingent; (ii) releases and forever discharges such claims as part of the Released Claims; and (iii) expressly and irrevocably waives any rights he, she or it may have under Section 1542 of the California Civil Code and any Comparable Law.
          19. Reservation of Claims. Pursuant to this Settlement Agreement, each Class Member settles and releases only the Released Parties, and the Parties do not intend this Settlement Agreement, or any part hereof or any other aspect of the proposed Settlement, to release or otherwise affect in any way any claims or rights any Class Member has or may have against any non-settling Defendant or any Party or entity whatsoever other than the Released Parties. More particularly, the fact or terms of this Settlement with the Horizon Defendants and the releases contained herein shall not be construed to release or limit in any way the joint or several liability or damage responsibility of any non-settling Defendant or any alleged co-conspirator other than the Released Parties arising from the alleged combination and conspiracy, or from sales or other acts alleged in the Second Consolidated Amended Class Action Complaint in MDL 1960, including, but not limited to, any alleged damage or responsibility for any of the acts of the Released Parties. In addition, neither this Settlement Agreement nor the releases set forth in paragraph 17 above shall limit in any way any claims the Horizon Defendants may have against any Class Member for or arising out of accounts receivable, contract obligations, or claims and defenses in existing litigation or bankruptcy proceedings; nor shall this Settlement Agreement or the releases set forth in paragraph 17 above release or have any legal or other effect on ordinary commercial or product liability claims arising from the purchase or sale of the

Horizon Defendants’ Puerto Rican Cabotage that do not involve any claims alleged under the Antitrust Laws.
          20. Enforcement of Settlement Agreement and Releases. Once effective, this Settlement Agreement may be pleaded as a full and complete defense to any action, suit or other proceeding that has been or may be instituted, prosecuted or attempted with respect to any of the Released Claims. The Parties agree that for any such proceeding, the Court or any court of competent jurisdiction may enter an injunction restraining prosecution of such proceeding. The Parties further agree that this Settlement Agreement may be pleaded as necessary for the purpose of enforcing the Settlement Agreement.
          21. Effect of Disapproval. If the Court declines to approve the Settlement, or any significant part thereof, or if the Court modifies the Settlement, or if the Court’s approval of the Settlement is modified or set aside on appeal, or if the Court does not enter the order and final judgment described in paragraph 6 hereof, or if the Court enters the order and final judgment and appellate review is sought and, on such review, such order and final judgment are not affirmed in their entirety, then this Settlement Agreement shall be terminated and shall become null and void, and the Escrow Funds (including all income or interest earned thereon, less reasonable notice expenses, administrator expenses, bank escrow charges, taxes and tax-related expenses paid or incurred) shall be returned to the Horizon Defendants. The Parties expressly reserve all of their rights in the event that Effective Date does not occur, and they agree to take all reasonable steps to restore the pre-settlement status of the Class Action as to Horizon Defendants.
          22. Consent to Jurisdiction. The Horizon Defendants and all Class Members submit to the exclusive jurisdiction of the Court for any suit, action, proceeding or dispute arising out of or relating to this Settlement Agreement or the applicability of this Settlement Agreement and its exhibits. Nothing herein shall be construed as a submission to jurisdiction for any purpose other than matters relating to this Settlement Agreement.
          23. Retention of Jurisdiction. The Court shall retain jurisdiction over the implementation and enforcement of this Settlement Agreement.
          24. Cooperation Agreement. The Horizon Defendants will cooperate with the Named Plaintiff Class Representatives with respect to Puerto Rican Cabotage as set forth in this paragraph.
a.	With respect to documents, promptly following preliminary approval of the Settlement Agreement, the Horizon Defendants agree to begin making available to Interim Co-Lead Counsel for the Class non-privileged documents that have been seized by, or produced to, the U.S. Department of Justice relating to Puerto Rican Cabotage and such other documents related to Puerto Rican Cabotage that Interim Co-Lead Counsel for the Class may reasonably request. The documents will be made available to Interim Co-Lead Counsel for the Class at a time and in a manner reasonably agreeable to them. The production of such documents will be subject to execution of a reasonable confidentiality agreement and contractual or statutory confidentiality limitations on disclosure. The Horizon Defendants agree to produce a person(s) sufficiently qualified to authenticate company documents, including electronic data, as may reasonably be requested by Interim Co-Lead Counsel for the Class.

b.	With respect to witnesses, promptly following the Effective Date of the Settlement Agreement:
i.	The Horizon Defendants agree to use all reasonable efforts to make current or former officers or employees available for interviews, as may reasonably be requested by Interim Co-Lead Counsel for the Class.

ii.	The Horizon Defendants agree to use all reasonable efforts to make current or former officers or employees available for depositions, as may reasonably be requested by Interim Co-Lead Counsel for the Class.

iii.	The Horizon Defendants agree to use all reasonable efforts to make current or former officers or employees available for trial testimony, as may reasonably be requested by Interim Co-Lead Counsel for the Class.

iv.	The Horizon Defendants agree to make corporate designees available to testify at deposition or trial, as may be reasonably requested by Interim Co-Lead Counsel for the Class.
c.	The Parties agree that counsel for Horizon Defendants may be present at all interviews, depositions and trial testimony.

d.	Promptly following preliminary approval of the Settlement Agreement, the Horizon Defendants agree to make their counsel available upon reasonable request to meet with Interim Co-Lead Counsel for the Class to provide information concerning documents, witnesses, and events not covered by any privilege, work product or other protection.

e.	Named Plaintiffs’ Class Representatives and Interim Co-Lead Counsel for the Class agree that they will not assert that the Horizon Defendants have waived any attorney-client privilege, work-product immunity, or any other privilege or protection, with respect to documents or information provided to, or identified to, them in connection with the Class Action, including pursuant to the Settlement Agreement.
Notwithstanding anything in this paragraph 24, the Parties understand that cooperation of individuals shall be subject to their individual rights and obligations. The failure of any individual to agree to make himself or herself available to, or otherwise cooperate with the Named Plaintiff Class Representatives, shall not constitute a breach of the Horizon Defendants’ obligations under this Settlement Agreement.
          25. Document Authentication Issues. If a dispute arises in the future between Plaintiffs’ Interim Co-Lead Counsel for the Class and any Defendants other than the Horizon Defendants regarding the authenticity of documents or ESI produced by the Horizon Defendants and that dispute cannot be resolved by declaration, stipulation or other means prior to trial, the Horizon Defendants shall, to the extent they are able to do so, make available for deposition prior to trial, if requested to do so by Interim Co-Lead Counsel for the Class, and at trial, if required by the Court, a knowledgeable employee to testify about the foundation issues relating to such documents or ESI.
          26. Binding Effect. This Settlement Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto. Without limiting the generality of the foregoing, each covenant and agreement made herein on behalf of Named Plaintiff Class Representatives and the Settlement Class shall be binding upon all Class Members.
          27. Authorization to Enter into Settlement Agreement. The undersigned representatives of the Horizon Defendants covenant and represent that they are fully authorized to enter into and to execute this Settlement Agreement on behalf of the Horizon Defendants. Interim Co-Lead Counsel for the Class covenant and represent that they are authorized to conduct settlement negotiations with defense counsel and to enter into and execute this Settlement Agreement on behalf of the Settlement Class, subject to Court approval of the Settlement pursuant to Rule 23 of the Federal Rules of Civil Procedure.
          28. Notices. All required notices to the Parties to this Settlement Agreement shall be in writing. Each such notice shall be given either by (a) hand delivery; or (b) an overnight express delivery service and shall be addressed, if directed to Interim Co-Lead Counsel for the Class or counsel for the Horizon Defendants, to the addresses set forth on the signature pages hereof, or such other address as any of them may subsequently provide, pursuant to notice in the manner described in this paragraph.
          29. No Admission. Whether or not the Settlement becomes final or is terminated, neither this Settlement Agreement nor its contents and exhibits, nor the associated statements, negotiations, documents and discussions, may be deemed or construed to be an admission or evidence of any violation by any of the Released Parties of any statute or law, or of any liability or wrongdoing, or of the truth of any of the claims or allegations or any other pleading, and evidence thereof shall not be discoverable or used, directly or indirectly, in any way against any of the Released Parties.

          30. Intended Beneficiaries. No provision of this Settlement Agreement shall provide any rights to, or be enforceable by, any person or entity not a Class Member, a Released Party or plaintiffs’ counsel. Absent Court order, no Class Member or plaintiffs’ counsel may assign or otherwise convey any right to participate in or enforce any provision of this Settlement Agreement.
          31. No Conflict Intended; Headings. Any inconsistency between this Settlement Agreement and the exhibits attached hereto shall be resolved in favor of this Settlement Agreement, except that any inconsistency between this Settlement Agreement and the Escrow Agreement shall be resolved in favor of the Escrow Agreement. The headings used in this Settlement Agreement are intended for the convenience of the reader only and shall not affect the meaning or interpretation of this Settlement Agreement.
          32. No Party Is the Drafter. No Party or signatory shall be considered the drafter of this Settlement Agreement for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter.
          33. Choice of Law. All terms of this Settlement Agreement and the exhibits attached hereto shall be governed by and interpreted according to the substantive laws of the State of Florida without regard to its choice of law or conflict of laws principles.
          34. Amendment; Waiver. This Settlement Agreement shall not be modified in any respect except by a writing executed by all the Parties hereto, and the waiver of any rights conferred hereunder shall be effective only if made by written instrument of the waiving Party. The waiver by any Party of any breach of this Settlement Agreement shall not be deemed or construed as a waiver of any other breach, whether prior to, subsequent to or contemporaneous with, of this Settlement Agreement.
          35. Execution in Counterparts. This Settlement Agreement may be executed in counterparts. Scanned signatures shall be considered valid signatures made on the date transmitted.
          36. Integrated Agreement. This Settlement Agreement, including the Opt-Out Contingency Letter referred to in paragraph 11 hereof, contains an entire, complete, and integrated statement of each and every term and provision agreed to by and among the Parties hereto, and it is not subject to any condition not provided for herein.

IN WITNESS WHEREOF, the Parties hereto, through their authorized representatives, have agreed and entered into this Settlement Agreement as of the date first written above.
ON BEHALF OF THE NAMED PLAINTIFF CLASS REPRESENTATIVES AND THE SETTLEMENT CLASS:

LABATON SUCHAROW LLP		HEINS MILLS & OLSON, P.L.C.

By:	/s/ Hollis L. Salzman	By:	/s/ Vincent J. Esades
Hollis L. Salzman		Vincent J. Esades
140 Broadway		310 Clifton Avenue
New York, NY 10005		Minneapolis, MN 55403
Tel: (212) 907-0700		Tel: (612) 338-4605
Fax: (212) 818-0477		Fax: (612) 338-4692
hsalzman@labaton.com		vesades@heinsmills.com

PIETRANTONI MENDEZ &		SALAS & CO., L.C.
ALVAREZ LLP

By:	/s/ Nestor M. Mendez-Gomez	By:	/s/ Camilo K. Salas, III
Nestor M. Mendez-Gomez		Camilo K. Salas, III
Banco Popular Center, 19th Floor		650 Poydras, Suite 1660
209 Munoz Rivera Ave.		New Orleans, LA 70130
San Juan, PR 00918		(Orleans Parish)
Tel: (787) 274-1212		Tel: (504) 799-3080
Fax: (787) 274-1470		Fax: (504) 799-3085
nmendez@pmalaw.com		csalas@salaslaw.com

KAPLAN FOX & KILSHEIMER, LLP		WHATLEY DRAKE & KALLAS, LLC

By:	/s/ Linda P. Nussbaum	By:	/s/ Joe R. Whatley Jr.
Linda P. Nussbaum		Joe R. Whatley Jr.
850 Third Avenue, 14th Floor		1540 Broadway, 37th Floor
New York, NY 10022		New York, NY 10036
Tel: (212) 687-1980		Tel: (212) 447-7070
Fax: (2120 687-7714		Fax: (212) 447-7077
lnussbaum@kaplanfox.com		jwhatley@wdklaw.com

BECNEL LAW FIRM, LLC

By:	/s/Daniel E. Becnel, Jr.
Daniel E. Becnel, Jr.
106 W. Seventh St.
P.O. Box Drawer H
Reserve, LA 70084
Tel: (985) 535-1186
Fax: (985) 536-6445
dbecnel@becnellaw.com
Interim Co-Lead Counsel for the Class

ON BEHALF OF DEFENDANTS HORIZON LINES, INC., HORIZON LINES, LLC, HORIZON LOGISTICS HOLDINGS, LLC, HORIZON LOGISTICS, LLC, AND HORIZON LINES OF PUERTO RICO, INC.:

MCGUIREWOODS LLP		O’NEILL & BORGES

By:	/s/ Richard J. Rappaport	By:	/s/ Salvador J. Antonetti-Stutts

Richard J. Rappaport		Salvador J. Antonetti-Stutts
Amy B. Manning		American International Plaza
Tammy L. Adkins		Suite 800
77 West Wacker Drive		250 Muñoz Rivera Avenue
Suite 4100		San Juan, PR 00918-1813
Chicago, IL 60601-1818		Tel: (787) 282-5748
Tel: (312) 750-8618		Fax: (787) 753-8944
Fax: (312) 920-3696		salvador.antonetti@oneillborges.com
rrappaport@mcguirewoods.com
amanning@mcguirewoods.com
tadkins@mcguirewoods.com

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:	/s/ John M. Nannes
John M. Nannes
Tiffany Rider
1440 New York Avenue, N.W.
Washington, DC 20005
Tel: (202) 371-7500
Fax: (202) 661-9191
john.nannes@skadden.com
tiffany.rider@skadden.com
Attorneys for Horizon Lines, Inc., Horizon Lines, LLC, Horizon Logistics Holdings, LLC,
Horizon Logistics, LLC, and Horizon Lines of Puerto Rico, Inc.